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THOMAS WEISEL PARTNERS ANNOUNCES AGREEMENT TO ACQUIRE
WESTWIND PARTNERS, A PROMINENT TORONTO-BASED
RESOURCE FOCUSED FIRM

San Francisco, October 1, 2007 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) announced the signing of an agreement to acquire Westwind Partners, a full service, institutionally oriented, independent investment bank focused on the energy and mining sectors. An investor/analyst conference call has been scheduled for October 1, 2007 at 5:00 a.m. (Pacific) and 8:00 a.m. (Eastern).

Westwind, founded in 2002 and headquartered in Toronto, has offices in Calgary, Montreal and London with approximately 100 employees. A leader in the energy and mining sectors, Westwind’s investment banking team has executed over $17.0 billion in capital raising transactions during the last five years and has been lead or co-lead manager of over 140 transactions. With over 20 senior trading and sales professionals and 14 publishing analysts, Westwind’s brokerage group covers over 120 companies in 6 sectors.

“I am pleased to announce the acquisition of Westwind and am looking forward to Lionel Conacher, Westwind’s CEO and President, joining us as President of Thomas Weisel Partners,” said Thomas Weisel, CEO and Chairman. “This acquisition will give us access to the energy and mining sectors which are key verticals to expanding internationally and highly complementary to our existing coverage universe. Companies in these sectors are prodigious capital raisers, and our growth brand applied to these sectors is a powerful combination.”

“Culturally, the Westwind team is very much like our own,” Thomas Weisel continued, “they are principled, entrepreneurial, passionate about helping growing companies access the capital markets, and dedicated to providing superior independent advice. Westwind views this transaction much like we do: a significant milestone in the building of the premier, global growth-focused investment bank.”

“My partners and I are looking forward to joining Thomas Weisel Partners and we are very excited by the prospect of leveraging the TWP brand in Canada and abroad,” said Lionel Conacher, CEO and President of Westwind. “This transaction comes at an opportune time for the Westwind franchise. Energy and mining have been the major drivers of financings in Canada since 2002. More than 50% of all funds raised in Canada year-to-date have been in these areas and we expect these trends to continue into the future. The resource sectors are an excellent international platform for growth. We see tremendous opportunities to significantly expand Westwind’s business in Canada and Europe and potential to leverage Westwind’s expertise in energy and mining in the U.S.”

Transaction Highlights

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Transaction Terms. Thomas Weisel Partners will acquire Westwind for $146.7 million based on the closing share price on September 28, 2007, consisting of $45 million in cash and 7.009 million shares of TWPG common stock. Closing of the transaction is expected to occur in January 2008 and is subject to customary closing conditions, including regulatory approvals and approval by Thomas Weisel Partners’ shareholders.

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Expanding Vertical Platform. By combining the alternative energy team brought on in early 2007 with Westwind’s already developed mining and energy teams, we are greatly expanding our vertical footprint. The profile of Westwind’s clients is consistent with our core clients in terms of stage of life, need for financing and entrepreneurial sprit. The average market cap of Westwind’s coverage universe is approximately $600 million. Westwind has built an international practice in mining and energy that is well positioned with respect to current macro global demand.

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Expanding Globally. With Westwind’s presence in Toronto, Calgary and Montreal, this acquisition expands our geographic reach into Canada, whose public and venture capital markets fund thousands of entrepreneurial companies. Westwind’s London office jump starts our investment banking efforts in Europe on the heels of our recent institutional sales build-out in London and Zurich and we would expect to continue to expand our footprint in Europe.

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Expanding Talent Pool. In addition to Lionel Conacher, CEO and President of Westwind, we have gained a team of over 20 accomplished bankers, including David Beatty, co-founder of Westwind and head of the mining practice, Kevin Tomlinson, a London based mining banker, and Alex Wylie and Paul Colucci, senior energy bankers based in Calgary and London, respectively. On the brokerage side, we add strong equity distribution capability with over 20 sales and trading professionals, including Ross McMaster, Alec Rowlands and J.P. Veitch.

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One Combined Firm. The combined firm will have offices in the U.S., Canada, the U.K., Switzerland and India, with approximately 150 bankers worldwide focusing on the technology, consumer, healthcare, internet & media, energy and mining sectors. With virtually no coverage overlap, the combined firm’s research universe will include coverage of approximately 700 stocks.

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Projected Impact. We expect Westwind to add between $100 and $110 million to our revenues and between $0.17 and $0.25 to non-GAAP diluted earnings per share in 2008. If this transaction had occurred at the beginning of 2007, we would have expected, for the full year 2007, Westwind to add between $85 and $90 million to our revenues and between $0.17 and $0.21 to non-GAAP diluted earnings per share. These expected non-GAAP diluted earnings per share increases are calculated based on the current consensus of Wall Street analysts for our 2007 and 2008 fiscal years.

These non-GAAP diluted earnings per share amounts exclude expected transaction-related expense of (i) $0.23 to $0.25 per diluted share of tax-affected amortization of intangibles and (ii) $0.01 per diluted share of tax-affected one-time charges. In addition, because we have historically excluded our IPO award expense from our non-GAAP diluted earnings per share, the non-GAAP diluted earnings per share amounts have also been adjusted upwards by $0.03 in order to account for the effect of the issuance of additional shares as transaction consideration. If these transaction-related expenses were not excluded and we did not make this IPO award related adjustment, the transaction would be expected to affect diluted earnings per share by an amount ranging from a decrease of $0.04 to an increase of $0.04 in 2008. Similarly, had the transaction occurred at the beginning of 2007, it would be expected to reduce diluted earnings per share for full year 2007 by $0.05 to $0.01.

Thomas Weisel Partners Group, Inc.’s financial advisor on the transaction was its wholly-owned subsidiary, Thomas Weisel Partners LLC. Keefe, Bruyette & Woods rendered a fairness opinion in conjunction with the transaction; and the legal advisors to Thomas Weisel Partners were Sullivan & Cromwell LLP and Stikeman Elliott LLP.

Westwind Capital Corporation’s wholly-owned subsidiary Westwind Partners, advised on the transaction and legal services were provided by Davies Ward Phillips & Vineberg LLP.

Key Statistics - Westwind Partners

•	Investment bank focused on institutional growth clients
•	Founded in 2002
•	Headquartered in Toronto
•	Additional offices in Calgary, Montreal and London
•	108 employees
•	26 investment banking professionals
•	14 publishing research analysts covering more than 120 companies in six sectors
•	22 sales and trading professionals
•	Sector expertise includes:
-	Energy: approximately 30% of total revenue for the 6 months ended June 2007; 53 companies under coverage
-	Mining: approximately 50% of total revenue for the 6 months ended June 2007; 34 companies under coverage
-	Other sector focus includes technology, media & entertainment, real estate and special situations
•	Over 400 institutional sales accounts, with approximately 40% of accounts located outside Canada
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Revenue split: approximately 80% investment banking, 20% brokerage. Historically, 80% - 85% of investment banking revenues relate to capital raising transactions, while 15% - 20% are from M&A advisory services.

•	LTM Revenue 6/30/07: $74 million
•	Projected 2007 Revenue: $85 - $90 million
•	Projected 2008 Revenue: $100 - $110 million

Conference Call

Thomas Weisel Partners Group, Inc. will host a conference call on October 1, 2007 at 8:00 a.m. Eastern (5:00 a.m. Pacific) to discuss the acquisition of Westwind Partners. The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and CEO, Thomas W. Weisel, Westwind Partners’ CEO and President, Lionel Conacher, and Thomas Weisel Partners’ Chief Operating Officer and CFO, David Baylor, by dialing 888/713-4515 (domestic) or 913/312-1376 (international). The confirmation code for both the domestic and international lines is: 4392640. A live webcast of the call will be available through the Investor Relations/Webcasts section of our website, www.tweisel.com. For those who cannot listen to the live broadcast, a replay will be available on this site following the call.

To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Chicago, Cleveland, New York, Portland, Silicon Valley, London and Mumbai.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, Thomas Weisel Partners’ and Westwind Partners’ ability to complete the transaction in a timely manner or at all, implement their strategic initiatives and achieve the expected benefits of the transaction, integrate their operations and retain their professionals, as well as competitive, economic, political, and market conditions and fluctuations, government and industry regulation, other risks relating to the transaction, including the effect of the announcement of the transaction on the companies’ business relationships, operating results and business generally and other factors. Some of the other factors are those that are discussed in Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Additional Information

Further information about the exclusion of IPO award expense in calculating our non-GAAP results is included in the periodic reports we file with the SEC, which are available free of charge at the SEC’s web site at www.sec.gov and at the Investor Relations section of www.tweisel.com. Further information regarding the non-GAAP financial measures described herein is set forth in the investor presentation relating to the Westwind transaction that is posted on the Investor Relations/Webcasts section of www.tweisel.com

Thomas Weisel Partners will be filing a proxy statement and other relevant documents relating to the acquisition of Westwind Partners with the Securities and Exchange Commission (the “SEC”). Shareholders of Thomas Weisel Partners are urged to read the Proxy Statement and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and shareholders can obtain free copies of the proxy statement and other documents when they become available (i) by calling Investor Relations at 415-364-2500, (ii) by going to the Investor Relations section of www.tweisel.com or (iii) by mailing a request to Thomas Weisel Partners, Investor Relations, One Montgomery Street, San Francisco, CA 94104. In addition, documents filed with the SEC by Thomas Weisel Partners are available free of charge at the SEC’s web site at www.sec.gov.

Thomas Weisel Partners and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Thomas Weisel Partners in connection with the proposed transaction. Information regarding Thomas Weisel Partners’ directors and executive officers is available in Thomas Weisel Partners’ Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 16, 2007, and its Proxy Statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on April 12, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Thomas Weisel Partners as described above. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Investor Relations Contact:	Media Contact:
Deborah Lightfoot	Amanda Gaines-Cooke
415-364-2500	415-364-2500
investorrelations@tweisel.com	amandagainescooke@tweisel.com